SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                              General Mills, Inc.

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


On August 18, 2000, General Mills, Inc. commenced the mailing of its annual report to shareholders (the "General Mills Annual Report") containing the following letter to shareholders:

To Our Shareholders:

o The 11,000 women and men of General Mills delivered outstanding performance in fiscal 2000, generating record financial results for the company.

o    Our reported sales grew 7 percent to $6.7 billion.

o    Our operating profits grew faster, up 8 percent to nearly $1.1 billion.

o    Earnings after tax reached $614.4 million.

o And our diluted earnings per share (EPS) increased 11 percent to a record $2.00. Excluding goodwill amortization, diluted EPS grew to $2.07. This was the third straight year that our earnings per share grew at a double-digit pace.

There were four key factors that drove our performance in 2000. First - and most important - was the strong unit volume growth achieved by our brands. Total worldwide unit volume increased 7 percent. That overall gain included incremental contributions from the Gardetto's snack business and Small Planet Foods organic brands we acquired in 2000. Lloyd's refrigerated entrees and Farmhouse side dish mixes, both acquired during the second half of 1999, also gave us some incremental volume. But setting aside the contributions from acquisitions, shipments for our established businesses still grew 4 percent in 2000.

          This good growth included a 2 percent volume gain by Big G cereals, which outpaced the cereal category's performance in 2000. As a result, Big G's share of this market's $7.5 billion in retail dollar sales grew to an industry-leading 33 percent. Our Yoplait and Colombo yogurt brands posted their fourth consecutive year of double-digit volume growth in 2000, and Yoplait alone became the $2 billion yogurt market's number one brand based on dollar sales. Our Betty Crocker businesses, snack food operations, and foodservice operations each achieved annual volume gains before acquisitions, too.

          Our volume growth in 2000 is a continuation of the progress we've achieved in recent years. Our domestic unit volume has increased at a compound rate of better than 5 percent a year since 1996, and our international volume has grown even faster.

          The second key to our growth in 2000 was continued margin expansion. Our gross margin increased to 59.7 percent of sales, due in large part to productivity gains achieved across our supply chain activities. We reinvested a large portion of those productivity savings in marketing programs to build established brands and support a high level of new product activity. But our operating margin still improved, to 16.4 percent of sales. That's up from 15.3 percent three years ago, and up from 11.6 percent in 1990.

          International business results were a third source of earnings growth in 2000. Together, our Cereal Partners Worldwide joint venture with Nestle and our Snack Ventures Europe joint venture with PepsiCo contributed after-tax profits to General Mills for the first time. We were committed to reaching this inflection point in 2000, and expect these international ventures to be a significant source of earnings growth for the company in the years ahead.

          The final factor contributing to our earnings per share growth in 2000 was share repurchases. When our stock price weakened early in calendar 2000, along with those of many other nontechnology-related companies, we announced plans to accelerate our repurchases of General Mills stock. In total, we bought back 23.2 million shares. As a result, basic shares outstanding at year-end totaled 285.4 million, 6 percent lower than the balance at the close of fiscal 1999.

          Our strong operating performance in 2000 was not fully reflected in the price performance of General Mills' shares. With investor interest focused on technology stocks for much of the year, price appreciation for consumer stocks, including ours, was limited. As a result, price appreciation plus dividends resulted in a total return to General Mills shareholders of 5 percent in 2000. While this clearly didn't match the Nasdaq's strong return during the same period, our performance was generally in line with the S&P 500, and we soundly outperformed our food peer group, which posted a negative 8 percent return for the year.

Exciting Growth Prospects

          We believe that the ability to deliver superior growth will result in the creation of superior shareholder returns over the long term. That's why we're very excited about our recently announced plans to acquire the worldwide Pillsbury operations from Diageo -- because we believe this business combination can accelerate our sales and earnings growth.

          With this acquisition, our worldwide sales base will nearly double, to almost $13 billion including our share of joint venture revenues. Our expanded business portfolio will be focused on brands that hold leading share positions across a number of refrigerated, frozen and dry grocery categories, as shown in the table below. In fact, brands accounting for 85 percent of our total U.S. volume will rank number one or number two in their respective categories.


Leading Market Positions

Dollars in Millions                       Category Size    Dollar Share    Rank
-------------------                       -------------    ------------    ----
General Mills
     Ready-to-eat Cereals                     $7,500            33%          1
     Yogurt                                    2,030            35           1
     Dessert Mixes                             1,080            41           1
     Microwave Popcorn                           690            24           2
     Refrigerated Meals                          580            14           1
     Dinner Mixes                                570            63           1
     Fruit Snacks                                460            59           1
     Family Flour                                340            41           1
Pillsbury
     Refrigerated Dough                        1,480            79           1
     Frozen Vegetables/Meal Starters           2,080            23           1
     Ready-to-serve Soup                       1,400            22           2
     Frozen Breakfast Foods                      870            37           2
     Frozen Hot Snacks                           480            33           1
     Mexican Dinner Kits/Shells                  280            39           1
Data:  ACNielsen
----------------

          Beyond strengthening our U.S. retail business, Pillsbury's operations will give us significantly broader capabilities in the fast-growing foodservice channel. In fact, we'll rank as one of the top U.S. foodservice manufacturers based on dollar sales. And outside the U.S., the addition of Pillsbury will more than double our sales in fast-growing international markets. Page 4 of this report shows how the combination of Pillsbury and General Mills creates a stronger, more balanced portfolio positioned to deliver faster growth.

          Since 1995, our reported sales have grown at a 6 percent compound rate. With Pillsbury added to our portfolio, we expect our sales growth rate to be at least a percentage point higher. In addition, we estimate that this combination will result in pre-tax cost savings of approximately $220 million by 2002, and $400 million annually by fiscal 2003. Those anticipated savings reflect greater supply-chain efficiencies, streamlining of general and administrative functions, and synergies in selling and marketing activities.

          With the faster topline growth we expect, and opportunities for ongoing productivity innovation, we believe our EPS growth rate will accelerate, too. Previously, we were targeting 10 to 13 percent average annual growth in earnings per share for General Mills over the next decade. With Pillsbury's businesses added to the mix, our EPS growth rate target will increase, to a range of 11 to 15 percent. Assuming this transaction is completed as anticipated in December 2000, General Mills' reported earnings per share would decline in 2001 reflecting the impact of transaction costs and goodwill amortization. However, we would expect our diluted EPS excluding goodwill amortization (often called cash EPS) to grow modestly in 2001. Then in 2002 and 2003, we would expect to deliver EPS growth rates well above our 11 to 15 percent long-term target, powered by the synergies outlined earlier.

          A proxy statement containing detailed information on Pillsbury and this transaction will be mailed to all General Mills shareholders this fall, in advance of a special shareholders' meeting we will call to seek your approval of the acquisition. You are urged to read this proxy statement carefully, because it will contain important information regarding this business combination. The transaction also is subject to approval by Diageo shareholders and to regulatory review.

People Make the Difference

          Mike Rose and Angus Wurtele will retire from the General Mills Board of Directors in September, according to the board's tenure policy. Both have provided valuable counsel to General Mills for 15 years, and we thank them for their distinguished service.

          As we start the new fiscal year, General Mills people are focused on delivering superior results again in 2001. We look forward to welcoming Pillsbury people around the globe to the company. Our two firms have a shared Minnesota heritage tracing back more than a century, as well as a shared commitment to building strong and distinctive consumer food brands. The collective talents, insights and dedication of the people in both companies give us great confidence in our future.

Sincerely,
/s/ Stephen W. Sanger
Stephen W. Sanger
Chairman of the Board
and Chief Executive Officer

/s/ Stephen R. Demerit
Stephen R. Demeritt
Vice Chairman

/s/ Raymond G. Viault
Raymond G. Viault
Vice Chairman

August 10, 2000

                                    * * * *

Pages 4-5 of the General Mills Annual Report contain the following introductory language:

         General Mills and Pillsbury
         A Stronger Portfolio

          Combining General Mills and Pillsbury creates a $13 billion food company, focused on leading brands that compete in attractive categories worldwide.

Pages 4-5 of the General Mills Annual Report also contain a pie chart showing the percentage of General Mills' revenues, on a pro forma basis giving effect to the pending acquisition of Pillsbury (excluding revenues from businesses expected to be divested), in each of the Foodservice, International, Dry Grocery, Refrigerated and Frozen Foods categories along with the following text:

          Foodservice Sales $1.7 billion (13%)
          With Pillsbury added, our foodservice business will quadruple in size, making us one of the top U.S. manufacturers in this fast-growing channel.

          International Sales $2.3 billion (18%)
          Our sales in fast-growing international markets will exceed $2 billion, including our share of CPW and SVE joint-venture revenues. Pillsbury's international operations give us manufacturing, distribution and sales infrastructure in a number of global markets.

          Dry Grocery Sales $5.8 billion (46%)
          In addition to our current products, which include Big G cereals, Betty Crocker mixes, Chex Mix and Fruit Roll-Ups snacks, Hamburger Helper, and Gold Medal flour, we'll offer two new great-tasting and convenient dry grocery brands - Progresso soups and Old El Paso Mexican foods.

          Refrigerated Sales $1.8 billion (14%)
          We'll be the second-largest player in U.S. refrigerated grocery. Pillsbury's leadership position in the $1.5 billion refrigerated dough category complements our leading market shares in the $2 billion yogurt category and the $580 million market for refrigerated entrees.

          Frozen Foods Sales $1.2 billion (9%)
          We'll have a presence in the freezer case now, with Pillsbury frozen breakfast pastries and waffles, Green Giant frozen vegetables and meal starters, and Totino's frozen pizza and snacks. Pillsbury also markets Haagen-Dazs ice cream as part of a U.S. venture with Nestle.

          Key Growth Drivers
          We see four strategies as the keys to growing our business and creating shareholder value. The following pages of this report show how these strategies are fueling growth for our current businesses. We believe these same strategies will drive growth for Pillsbury brands.

          Product Innovation
          Innovation that keeps established brands vital and creates successful new food products is the key to superior unit volume growth. We will innovate to add value to our food brands, particularly in ways that add health benefits or make our products more convenient for consumers.

          Channel Expansion
          While traditional grocery stores still account for more than 80 percent of our sales, consumers' food purchases in other channels - from specialty stores to foodservice outlets - are growing at faster rates. We will leverage the strength of our brands in these emerging sales channels.

          International Expansion
          From Europe to Latin America to Asia, the markets for convenient, branded food products are showing strong growth. We will continue to expand our participation in international markets and build global food brands.

          Margin Expansion
          Productivity is the key to growing earnings faster than sales. We see plenty of opportunity still ahead to innovate and achieve ongoing productivity gains across the company.

Important Information:

In connection with the pending acquisition of Pillsbury, General Mills will be filing a Proxy Statement with the Securities and Exchange Commission. SECURITY HOLDERS OF GENERAL MILLS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THIS BUSINESS COMBINATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available at the Securities and Exchange Commission's website at www.sec.gov.

The materials in this filing contain forward-looking statements based on management's current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. In particular, our predictions about the Pillsbury acquisition could be affected by regulatory and stockholder approvals; integration problems; failure to achieve synergies; unanticipated liabilities; inexperience in new business lines; and changes in the competitive environment. In addition, our future results also could be affected by a variety of factors such as: competitive dynamics in the U.S. ready-to-eat cereal market, including pricing and promotional spending levels by competitors; the impact of competitive products and pricing; product development; actions of competitors other than as described above; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; customer demand; effectiveness of advertising and marketing spending or programs; consumer perception of health-related issues; economic conditions, including changes in inflation rates or interest rates; fluctuations in the cost and availability of supply-chain resources; and foreign economic conditions, including currency rate fluctuations. The company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.